EXHIBIT 99.2

Press Release, dated August 14, 2003, of Mid-Atlantic Realty Trust

FOR IMMEDIATE RELEASE

Contact: F. Patrick Hughes

(410) 684-2000

Mid-Atlantic Realty Trust Announces
Increases In EPS And FFO Per Share
For The Three And Six-Months Ended June 30, 2003

Lutherville, MD - (August 14, 2003) - Mid-Atlantic Realty Trust (“MART”) (NYSE: MRR) announced today the results of its operations for the three and six-month periods ended June 30, 2003.

Net earnings, computed in accordance with accounting principles generally accepted in the United States of America, for the three-months ended June 30, 2003 were $5,261,704 or $.29 per basic and diluted share as compared to 2002 results of $4,502,504 or $.25 per basic and diluted share on revenues of $18,235,611 and $17,212,946, respectively.  Net earnings for the six-months ended June 30, 2003 were $10,545,870 or $.58 per basic and diluted share as compared to 2002 results of $8,280,644 or $.49 per basic and diluted share on revenues of $37,507,467 and $33,108,494, respectively.

For the three-months ended June 30, 2003, MART’s diluted Funds from Operations (“FFO”) was $8,961,142 or  $.43 per diluted share compared to $8,347,171 or $.40 per diluted share for the period ended June 30, 2002, an increase of 6.6%.  For the six-months ended June 30, 2003, MART recorded diluted FFO of $17,945,520 or $.85 per diluted share compared to $15,853,976 or $.80 per diluted share for the period ended June 30, 2002, an increase of 7.2%.

According to F. Patrick Hughes, President and Chief Executive Officer, “MART’s quarterly results were impacted positively by the newly acquired Greenbrier Shopping Center (August 2002), the completed development at Perry Hall Super Fresh Shopping Center (April 2002), and strong property leasing, as well as recording rents due from tenants under leases on a straight-line basis.  Further, results for the three and six-months ended June 30, 2003 were impacted negatively by merger costs of approximately $771,000, which were incurred pursuant to MART’s June 18, 2003 announcement of its intent to merge into a subsidiary of Kimco Realty Corporation.”

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net earnings (computed in accordance with accounting principles generally accepted in the United States of America), excluding cumulative effects of changes in accounting principles, extraordinary items and gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis.  The Company believes that FFO provides relevant and meaningful information about its operating performance that is necessary, along with net earnings, for an understanding of its operating results.  Diluted financial information assumes that all partnership units and convertible debentures are converted into common shares.

Comparisons of results for the three and six-months ended June 30, 2003 and 2002 are as follows:

MID-ATLANTIC REALTY TRUST AND SUBSIDIARIES

SUMMARY FINANCIAL DATA

		Three months ended June 30,			Six months ended June 30,
	Increase	2003	2002	Increase	2003	2002
Revenues	5.9%	$18,235,611	17,212,946	13.3%	$37,507,467	33,108,494

Net Earnings	16.9%	$5,261,704	4,502,504	27.4%	$10,545,870	8,280,644

Earnings per share - basic and diluted	14.6%	$0.29	0.25	19.1%	$0.58	0.49

Reconciliation of FFO diluted:
Net earnings		$5,261,704	4,502,504		$10,545,870	8,280,644
Depreciation		2,808,535	2,982,990		5,606,922	5,889,459
FFO basic		$8,070,239	7,485,494		$16,152,792	14,170,103
Debenture interest and amortization		10,779	51,224		30,653	141,654
OP unit minority interest		880,124	810,453		1,762,075	1,542,219
FFO - diluted	7.4%	$8,961,142	8,347,171	13.2%	$17,945,520	15,853,976

FFO - diluted per share	6.6%	$0.43	0.40	7.2%	$0.85	0.80

Weighted Average Shares FFO - diluted	0.8%	21,064,493	20,906,694	5.6%	21,049,990	19,941,409

MART is a fully integrated, self-administered and self managed real estate investment trust (“REIT”) which owns, acquires, develops, redevelops, leases, and manages neighborhood and community shopping centers in the Middle Atlantic region.  MART shares are traded on the New York Stock Exchange under the symbol “MRR”.

A copy of this and other press releases, links to SEC filings and other information about MART are available at MART’s website (www.martreit.com).

Statements made in this press release may include forward looking statements under the federal securities laws.  Statements that are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions are intended to identify forward looking statements.  While these statements reflect the Company’s good faith beliefs based on current expectations, estimates and projections about (among other things) the industry and the markets in which the Company operates, they are not guarantees of future performance, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements, and should not be relied upon as predictions of future events.  Factors which could impact future results include (among other things) general economic conditions, local real estate conditions, oversupply of available space, financial condition of tenants, timely ability to lease or re-lease space upon favorable economic terms, agreements with anchor tenants, interest rates, availability of financing, competitive factors and similar considerations.  The Company disclaims any obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.  For a discussion of risks and uncertainties that could cause actual results to differ materially from those contained in the forward looking statements, see “Real Estate Investment Risks” filed as Exhibit 99.1 to the Company’s Form 10-K for the year ended December 31, 2002.

For further information, contact F. Patrick Hughes, President and Chief Executive Officer of MART, at (410) 684-2000.